EXHIBIT 3.5

                            ARTICLES OF AMENDMENT
                                    TO THE
                          ARTICLES OF INCORPORATION
                                      OF
                              I. I. INCORPORATED

      Pursuant to A.R.S. Section 10-0-59, 61, Arizona Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

      1. Article I of the Articles of Incorporation of I. I. Incorporated is repealed in its entirety, and the following Article I substituted therefore as if it had been part of the original Articles of Incorporation:

                                  ARTICLE I
                                     NAME

     The name of this corporation is UNICO, INCORPORATED.

     2. Article VI of the Articles of Incorporation of I. I. Incorporated is repealed in its entirety and the following Article VI substituted therefore as if it had been part of the original Articles of Incorporation:

                                  ARTICLE VI
                             TIME OF COMMENCEMENT

      The time of commencement of this corporation is the day the original Articles of Incorporation were filed. The period of its existence shall be perpetual.

      3. Article VII of the Articles of Incorporation of I. I. Incorporated is repealed in its entirety, and the following Article VII substituted therefore as if it had been part of the original Articles of Incorporation:

                                 ARTICLE VII
                              CONDUCT OF AFFAIRS

      The affairs of this corporation shall be conducted by a board of directors and such officers as said board may from time to time appoint. The number of directors shall be designated by the by-laws and such number shall not be less than two (2) nor more than seven (7). The directors need not be stockholders. The board of directors shall be elected at the annual meeting of stockholders which shall be held at least once each year at such time and at such place as shall be designated by the board of directors.

      4. Article VIII of the Articles of Incorporation of I. I. Incorporated is repealed in its entirety, and the fo1lowing Article VIII substituted therefore as if it had been part of the original Articles of Incorporation:

                                 ARTICLE VIII
                                 INDEBTEDNESS

      The amount of indebtedness the corporation shall be entitled to incur shall be subject only to such limitations as shall be imposed by law.

      5. Article IX of the Articles of Incorporation of I. I. Incorporated is repealed in its entirety, and the following Article IX substituted therefore as if it had been part of the original Articles of Incorporation:

                                  ARTICLE IX
                        EXEMPTION OF PRIVATE PROPERTY
                       AND INDEMNIFICATION OF DIRECTORS

      The private property of the incorporators, stockholders, directors and officers of the corporation shall be forever exempt from its debts and obligations; and no share of stock of any class shall ever be subject to assessment or levy of any kind or character. The corporation shall indemnify its officers, directors and stockholders from all liability of any type or sort whatever, as may exist as a direct or indirect result of their status or actions as such officer, director or stockholder, except as may arise due to the gross negligence or willful misconduct of any such person.

      The foregoing amendments to the Articles of Incorporation were duly and regularly adopted by the stockholders of the corporation at a special meeting held on October 22, 1979, pursuant to call and notice. On October 22, 1979, there were 5,202,069 shares of the corporation outstanding. Each such share was entitled to equal voting rights to all other outstanding shares. There were present at the meeting, in person or by proxy, the holders of 3,334,350 shares, constituting a majority quorum of outstanding shares. As to each of the foregoing amendments, there were 3,334,350 shares voted in favor of the adoption thereof, and no shares voted against adoption thereof.

      Dated this 1st day of December, 1979.

                                   I. I. INCORPORATED


                                   /s/ Walter L. Fitzpatrick
                                   ---------------------------
                                   President


                                   /s/ Paul F. Mosher
                                   ---------------------------
                                   Asst. Secretary


STATE OF ARIZONA        )
                        : ss.
COUNTY OF ARIZONA       )

        I, Harry Hall, a Notary Public, do hereby certify that on the 1 day of Dec, 1979, personally appeared before me Walter Fitzpatrick and Paul Mosher, who, being first duly sworn, declared that they are the President and Secretary, respectively, of I. I. Incorporated, and that they signed the foregoing document as President and Secretary thereof, and that the statements contained therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1 day of Dec., 1979.


                              /s/ Harry Hall
                             -----------------------
                              NOTARY PUBLIC residing at:

My Commission Expires:

  July 18-80
----------------

<A.C.C. - INCORPORATING DIV.
RECEIVED
DEC 3 1979
DOCUMENTS ARE SUBJECT
TO REVIEW BEFORE FILING>


<069090-7
ARIZONA CORPORATION COMMISSION
INCORPORATING DIVISION
FILED
DEC 4 1979
AT 8:55 A.M. at request of
Walter L Fitzpatrick
Address: 350 W. Maryland Ave.
Phoenix Az 85013
by Frances Haag
GC Anderson Jr Secretary>